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KIRKPATRICK & LOCKHART

1900 M STREET, N.W.
WASHINGTON, D.C.  20036
TELEPHONE (202) 452-7000
TELECOPIER (202) 452-7052



August 25, 1986



Morgan Keegan Southern Capital Fund, Inc.
50 Front Street
Memphis, Tennessee  38103

Gentleman:

  You have requested our opinion regarding certain matters in connection with the issuance of shares by Morgan Keegan Southern Capital Fund, Inc. ("Fund").
We have examined the Fund's Articles of Incorporation and other corporate documents relating to the authorization and issuance of the capital stock of the
 Fund.  Based upon this examination, we are of the opinion that:

1. All legal requirements have been complied with in the organization of the Fund and that it is now a validly existing corporation in good standing under the laws of the State of Maryland;

2. The authorized capital stock of the Fund consists of 100,000,000 shares, of a par value of $.001 each;

3. The unlimited number of unissued shares which are currently being registered under the Securities Act of 1933 may be legally and validly issued from time to time in accordance with the corporation's Articles of Incorporation and By-Laws, and subject to compliance with the Securities Act of 1933; the Investment Company Act of 1940, and applicable state laws regulating the sale of securities; and

4. When so issued, the Fund's shares will be fully paid and nonassessable.

  We hereby consent to the filing of this opinion in connection with the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 33-5435) which you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "The
 Fund's Legal Counsel" in the Registration Statement.

                                    Very truly yours,



                                    /s/ Arthur Brown
                                    Arthur J. Brown
KIRKPATRICK & LOCKHART
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